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                                                                  Exhibit 12(a)

                                     NOTICE
                     TO HOLDERS OF VIANET TECHNOLOGIES, INC.
                     CLASS A COMMON SHARE PURCHASE WARRANTS
                     CLASS B COMMON SHARE PURCHASE WARRANTS
                     CLASS C COMMON SHARE PURCHASE WARRANTS

                                                              November 10, 2000


Dear Shareholder:

                  Vianet Technologies, Inc. is hereby extending its offer, to November 20, 2000, to purchase class A, B, and C common stock purchase warrants of the Company, either currently outstanding or issuable upon exercise of outstanding warrants, to (a) reduce the exercise price of 100% of the class A common stock purchase warrants from $1.53 to $0.01, and to reduce the exercise price of 50% of the class B common stock purchase warrants from $1.91 to $0.01; in consideration of (b) the holders of such securities agreeing to (i) exercise 100% of the reduced price class A and B common stock purchase warrants, and (ii) cancel the remaining class B and C common stock purchase warrants which they currently hold or one entitled to receive, upon the terms and conditions set forth in the Notice to Shareholders dated October 20, 2000. If you have any questions please contact the undersigned.


                                             Sincerely,


                                             ----------------------
                                             Peter Leighton
                                             President